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FIRST                                                           EXHIBIT 10(W).
CHICAGO
NBD
CORPORATION


One First National Plaza
Chicago, Illinois 60670
Telephone: (312) 732-7200
Fax: (312) 732-5309

TIMOTHY P. MOEN
Executive Vice President
Human Resources

                                      December 18, 1995



Richard L. Thomas
Chairman
First Chicago NBD Corporation
One First National Plaza, Suite 0518
Chicago, IL 60670

Dear Dick:

The purpose of this letter is to confirm the recent compensation actions approved for you by the Boards of First Chicago and First Chicago NBD Corporation.

On November 10, 1995, the First Chicago Corporation Board of Directors authorized the following:

 .   Based on anticipated performance levels for 1995, your annual incentive award is to be $1,670,000. Your award is scheduled to be paid in late January, 1996. The award amount is subject to change based on any significant change in either individual performance and/or the performance of the Corporation.

 .   A cash payment for your lifetime of service to First Chicago Corporation of $151,000 payable in January, 1996.

 .   Other actions in anticipation of your retirement:
    -  Office space and secretarial support for your lifetime
    -  A car and driver while you serve as a director of the Corporation
    - Business travel and entertainment expenses up to $50,000 per year while you serve as a director of the Corporation
    - Continuation of the security system installed at your home while you serve as director of the Corporation

On December 8, 1995, the First Chicago NBD Corporation Board approved a special service recognition of $1.0 million to be paid on, or about May 10, 1996.

                                      Yours sincerely,

                                      /s/ Tim

TPM/yt